Exhibit 99 - Press release issued April 19, 2005

1411 Third Street, PO Box 5004, Port Huron, MI 48061-5004

FOR IMMEDIATE RELEASE

Analysts Contact: Thomas Connelly
Director of Investor Relations
Phone: 248-458-6163

Media Contact: Timothy Lubbers
Director of Marketing & Corporate Communications
Phone: 810-887-4208

SEMCO ENERGY, Inc. NAMES PAUL NAUGHTON AND EDWINA ROGERS TO THE BOARD OF DIRECTORS

PORT HURON, MI, APRIL 19, 2005 - SEMCO ENERGY, Inc. (NYSE:SEN) today announced the election of business executives Paul F. Naughton and Edwina Rogers to the Company’s Board of Directors, effective immediately. Mr. Naughton and Ms. Rogers fill two vacancies on the Board of Directors, and their terms will expire in 2006.
Mr. Naughton heads P.F. Naughton, LLC, a consulting firm specializing in providing financial advisory services to small and mid-sized companies. He has more than 40 years of experience in the energy, utility financial services, telecommunications and consulting businesses. Mr. Naughton’s prior experience includes serving as President and Chief Operating Officer of Potomac Capital Investment Corporation and as Senior Vice President and Chief Financial Officer of Primark Corporation, including serving as President and Chief Executive Officer of Westmark Savings Bank, a subsidiary of Primark. Mr. Naughton has a Bachelor’s degree in Accounting from LaSalle University and a Master’s in Business Administration from St. John’s University.
Ms. Rogers is Vice President of Health Policy for the ERISA Industry Committee (ERIC) in Washington D.C., which represents the employee benefits and compensation interests of major U.S. employers. Prior to joining ERIC, Ms. Rogers was counselor to U.S. Sen. Jeff Sessions of Alabama. She concentrated on matters before the Senate Health, Education, Labor and Pensions Committee. She also advised the Senator on housing, Social Security and welfare issues. From January 2001 until November 2002, she served as Associate Director for the National Economic Council (NEC) at the White House. She was responsible for External Affairs, including Media, Public and Business Affairs, and the NEC staff. Ms. Rogers has a Bachelor’s degree in Corporate Finance from the University of Alabama and a Law degree from the Catholic University of America School of Law.
“We are pleased to have Paul and Edwina join the SEMCO Board of Directors. Their considerable experience and expertise will be of great benefit as the Company embarks on growing its local gas distribution, pipeline, and storage operations. I look forward to their involvement and contribution as we strive to increase shareholder value,” said Company President and Chief Executive Officer George A. Schreiber, Jr.

SEMCO ENERGY, Inc. distributes natural gas to more than 398,000 customers combined in Michigan, as SEMCO ENERGY GAS COMPANY, and in Alaska, as ENSTAR Natural Gas Company. It also owns and operates businesses involved in propane distribution, intrastate pipelines and natural gas storage in various regions of the United States.

The following is a "Safe-Harbor" statement under the Private Securities Litigation Reform Act of 1995. This release contains forward-looking statements that involve risks and uncertainties. Statements that are not historic facts, including statements about the Company's outlook, beliefs, plans, goals and expectations, are forward-looking statements. Factors that may impact forward-looking statements include, but are not limited to, the effects of weather, the economic climate, competition, commodity prices, changing conditions in the capital markets, regulatory approval processes, success in obtaining new business, success in defending claims against the Company, and other risks detailed from time to time in the Company's Securities and Exchange Commission filings.